Exhibit 4.1
Dated the           th day of            2006
The Governor and Company of the Bank of Ireland
and
the Trustees as defined within
DEED OF AMENDMENT and RULES
of the
BANK OF IRELAND GROUP
STAFF STOCK ISSUE — 2006 SCHEME

THIS DEED OF AMENDMENT is made the           th day           of           2006

BETWEEN
(1)	The Governor and Company of the Bank of Ireland whose head office is situated at Lower Baggot Street, Dublin 2, (hereinafter in this Deed called “the Bank”); and
(2)	Giles Kerr of Bank of Ireland, Head Office, Lower Baggot Street, Dublin 2; and John Clifford of Bank of Ireland, Head Office, Lower Baggot Street, Dublin 2; and Brendan Whelan of Bank of Ireland, Head Office, Lower Baggot Street, Dublin 2 (hereinafter in this Deed and the Rules called the “Trustees” which expression where the context so admits shall include the survivor or survivors of them or any other or others being the trustee or trustees for the time being hereof).
WHEREAS:
A.	By a resolution of the Annual General Court of the Bank held on the 2nd day of July 1997 authority was given to the Court of Directors to establish the Bank of Ireland Group Employee Stock Issue Scheme — 1997 (the 1997 Scheme) and on 30 April 1998 the Bank, the then participating companies and the then trustees executed a deed (the Principal Deed) in connection with that scheme.

B.	The Principal Deed has been amended from time to time.
C.	Under clause 16 of the Principal Deed the Bank and the Trustees may at any time amend the Principal Deed subject to the prior written approval of the Revenue Commissioners. The Bank and the Trustees wish to amend the Principal Deed and incorporate these amendments, together with all amendments made to the Principal Deed to date, into a consolidated deed (this Deed).
D.	By a resolution of the Annual General Court of the Bank held on the [21st] day of July 2006 the Bank resolved to replace the 1997 Scheme with a new scheme, the Bank of Ireland Group Staff Stock Issue — 2006 Scheme and this Deed and schedule shall give effect to such resolution.
E.	It is intended that the said scheme shall be an approved scheme within the meaning of Chapter 1, Part 17 of the Taxes Consolidation Act 1997 and Schedule 11 to that Act as amended or re-enacted from time to time and constituting an Employees’ Share Scheme, the purpose of which is to provide funds to the Trustees to enable them to acquire Ordinary Stock in the capital of the Bank and subsequently to appropriate the said Stock to Eligible Employees of any Participating Company.
F.	The Trustees wish to declare the trusts upon which they will act and the Bank and the other Participating Companies have agreed to join in this Deed for the purposes mentioned herein.
NOW THIS DEED WITNESSES as follows:
Pursuant to the resolution in recital D hereof and clause 16 of the Principal Deed and with effect from the date of this Deed the 1997 Scheme shall be renamed the Bank of Ireland Group Employee Stock Issue — 2006 Scheme and the clauses of the Principal Deed and the schedule to the Principal Deed shall be deleted and replaced by clauses 1 to 22 and the schedule hereto.
1	Interpretation
In this Deed unless the context otherwise requires words and expressions which are used and which are more particularly defined in the rules set out in the schedule hereto (“Rules”), or as amended from time to time as therein provided, shall bear the same meanings as in the Rules when used herein.
2	Participating Companies’ Covenants
The Participating Companies shall make available to the Trustees such sums as are appropriate under Rule 2.2.
3	Trustees’ Covenants
Any sums paid by the Participating Companies to the Trustees as aforesaid shall be held by the Trustees UPON TRUST to apply the same in purchasing and/or subscribing for Stock to be appropriated to Members in accordance with the Rules. Any unappropriated assets remaining in the hands of the Trustees at the end of the Trust Period (as defined in Clause 17 hereof) shall be returned in cash to the Participating Companies in such proportions as shall be deemed just and equitable by the Trustees having regard to the contributions of each of the Participating Companies.

4	Conditions as to the Trustees
4.1	Number of Trustees
The maximum number of Trustees shall be five and the minimum number of Trustees shall be three unless a body corporate shall be appointed as sole Trustee hereof or as one of two or more Trustees.
4.2	Location of Trustees
The Trustees shall be resident in Ireland for all purposes.
4.3	Resignation of Trustees
A Trustee may resign at any time upon giving to the Bank not less than three months’ written notice (or such shorter notice as the Bank may accept) without assigning any reason and without being responsible for any costs occasioned by such retirement.
4.4	Removal of Trustees
4.4.1	The Bank may at any time subject to the prior written approval of the Revenue Commissioners by deed supplemental to this Deed in its absolute discretion and without assigning any reason therefor remove a Trustee from office or appoint new or additional Trustee(s).
4.4.2	When a Trustee resigns or is removed from office he shall forthwith do all acts and things necessary to vest the assets of the Scheme in the joint names of the continuing and/or new Trustees.
4.5	Independence of Trustees
The Bank hereby declares and confirms the independence of the Trustees in the exercise of all their functions and obligations under the Scheme and undertakes that it shall not seek to influence them in any manner.
5	Trust Expenses and Trustee Remuneration
5.1	The Participating Companies shall pay or reimburse to the Trustees upon demand in such proportions as the Trustees shall determine to be equitable all charges and expenses reasonably incurred by the Trustees in the establishment of the Scheme and in the course of the administration of the trusts of this Deed including the remuneration (if any) from time to time payable to any Trustee hereof for acting as such under clauses 5.2, 5.3 or 5.4 below.
5.2	Any individual Trustee shall be entitled to receive and to retain as remuneration for his services hereunder such sum or sums as the Bank may from time to time agree shall be paid to him therefor (unless he is an officer or employee of a Participating Company or any company associated with it) and he shall not be disqualified from voting or taking part in any decision of the Trustees on any matter by virtue of any personal and beneficial interest (actual or prospective) therein unless material.
5.3	Any Trustee being a solicitor, accountant, stockbroker or other person engaged in any profession or business shall be entitled to be paid all usual professional or proper charges as may be agreed in writing with the Bank from time to time for business transacted, time expended and acts done by him or any employee or partner of his firm in connection with this Deed including acts which a Trustee not being in any profession or business could have done personally.
5.4	Any Trustee being a body corporate (whether or not a trust corporation) may charge and be paid such reasonable remuneration or charges as shall from time to time be agreed in writing between the Bank and such body corporate and any such body corporate being a bank or other financial institution shall be entitled (without accounting for any resultant profit) to act as banker and to perform any services in relation to this Deed on the same terms as would be made with a customer in the ordinary course of its business as a banker or other financial institution.
6	Trustees Indemnified
6.1	No Trustee for the time being of the Scheme and no director or employee of any corporate trustee shall be responsible chargeable or liable in any manner whatsoever for or in respect of any loss of or any depreciation in or default upon any of the investments securities stocks or policies in or upon which any part of the Scheme may at any time be invested or for any delay which may occur from whatever cause in the investment of any moneys belonging thereto or for the safety of any securities or documents of title deposited by the Trustees for safe custody or for the exercise of any discretionary power vested in the Trustees by the Trust Deed (including any act or omission by any committee appointed by the Trustees) or by reason of any other matter or thing except fraud, deliberate culpable disregard of the interests of all or of any of the beneficiaries under the Scheme, or negligence, breach of duty or want of skill, care or diligence on the part of any Trustee.

6.2	Each of the Trustees and each director of any corporate trustee shall be indemnified jointly and severally by the Bank and any other Participating Company against all liabilities incurred by such Trustee in the execution of the trusts of and in the management and administration of the Scheme other than liabilities arising as a consequence of fraud or deliberate and culpable disregard of the interests of all or any of the beneficiaries under the Scheme or negligence, breach of duty or want of skill, care or diligence on the part of any Trustee.
6.3	Any Trustee who is engaged in the business of providing a trustee service for a fee shall, if it has not already done so, undertake to ensure that it and any person or corporate body to whom functions are delegated under Clause 9, has valid professional indemnity insurance cover, for as long as that Trustee is engaged in the business of providing a trustee service for a fee in respect of the Scheme.
7	Trustees’ Interests in the Scheme
7.1	A person shall not be disqualified from acting as a Trustee hereof by reason of the fact that he is or has been a Member, or a director or employee of a Participating Company or any company associated with it; or being a corporate trustee is itself a subsidiary of or associated with a Participating Company nor shall he or it be accountable for any benefit received by him, or any employee of it under the Scheme.
7.2	No decision of or exercise of a power by the Trustees will be invalidated or questioned on the ground that the Trustees or any individual Trustee or any member of the board of directors of a corporate Trustee had a direct or personal interest as a beneficiary under the Scheme in the result of any such decision or in the exercising of any such power.
8	Participating Companies to Supply Information
Each Participating Company will supply to Trustees in writing with any information reasonably required by them for the purposes of the Scheme. The Trustees shall be entitled to rely without further enquiry on all information supplied to them by the Participating Companies.
9	Trustee Powers
The Trustees shall have the following powers and discretions in addition to those conferred upon them by the general law.

9.1	Subject to Clause 4.5, full power and discretion to agree with the Bank all matters relating to the operation and administration of the trusts of this Deed and so that no person claiming any interest under such trusts shall be entitled to question the legality and correctness of any arrangement or agreement made between the Bank and the Trustees in relation to such operation and administration.
9.2	Power to arrange for any Participating Company to account to the Revenue Commissioners or other authority concerned for any amounts deducted from payments made pursuant to this Deed in respect of income tax and other deductions required by law.
9.3	Power by resolution:
9.3.1	To authorise the manner in which cheques and other documents shall be signed on their behalf, and
9.3.2	To delegate the signing of such cheques and documents to such person or persons as they shall think fit.
9.4	The Trustees may from time to time appoint for the proper administration and management of the Scheme, such secretarial or executive officers or staff as they consider desirable, on such terms as they think fit.
9.5	A Trustee hereof being a body corporate (whether or not a trust corporation) may in its capacity as Trustee hereof act by its proper officers or employees and may by such proper officers or employees have and exercise all powers, trusts and discretions vested in it hereunder.
9.6	The Trustees shall be entitled to procure that any one or more of them may be registered as holder of any Scheme Stock held by them upon the trusts of this Deed.
9.7	The Trustees may act on the advice or opinion of any lawyer, broker, actuary, accountant or other professional or business person whether such advice was obtained by the Trustees or by the Bank or any other Participating Company. The Trustees may choose whether to act or not act on such advice or opinion and shall not be responsible for any loss occasioned by their so acting or not acting.
9.8	The Trustees may employ any agent or agents to transact all or any business of whatsoever nature required to be done in the administration of the trusts, powers and provisions hereof (including the receipt and payment of money and the purchase and appropriation of Stock) and the Trustees shall not be responsible for the default of or any loss caused by the employment of any such agent or agents. Such delegation may be made upon such terms and conditions, including power to sub-delegate, and subject to such regulations as the Trustees may think fit.
9.9	The Trustees may at any time cause any part of the trust property and the Scheme Stock to be held on their behalf by a nominee or deposited for safekeeping with any one or more of the Trustees or a custodian or any other persons (including any company or corporation) on behalf of the Trustees on such terms as the Trustees determine including the power for any custodian to appoint a sub-custodian, and may cause any part of the trust property and the Scheme Stock comprised of shares or shares to be held in bearer, certificated or uncertificated form and the Trustees may pay any expenses in connection therewith;
10	Trustees’ Meetings and Resolutions
So long as a body corporate shall not be the sole trustee hereof:
10.1	Subject to clause 10.8 the Trustees (which in this Clause shall include the duly authorised officer of a body corporate which is a trustee) may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit and may determine provided all meetings shall be held in Ireland. The chairman of every meeting of the Trustees shall be elected by the meeting. The quorum for any meeting shall be a majority of the Trustees and questions arising shall be decided by a majority of votes and in case of equality of votes the chairman of the meeting shall have a second or casting vote.
10.2	Any Trustee may participate in a meeting of the Trustees by means of a conference telephone or similar communicating equipment whereby all persons participating in the meeting can hear each other, and participation in a meeting in this manner will be deemed to constitute presence in person at such meeting but, for the purposes of determining whether the quorum for the transaction of business exists, any Trustee in telephonic communication with a meeting of Trustees will not be counted in the quorum.
10.3	Subject to clause 10.8 a resolution in writing signed by all the Trustees for the time being shall be as valid and effectual as a resolution passed at a meeting of the Trustees. Such resolution may be contained in one document or in several documents in like form each signed by one or more of the Trustees which, when taken together, have been signed by the majority of Trustees. Such resolutions shall be entered in the Minute Book referred to in clause 10.5.
10.4	Subject to clause 10.8 a meeting of the Trustees at which a quorum is present shall be competent to exercise all the powers and discretions exercisable by the Trustees generally.
10.5	The Trustees shall cause proper minutes to be kept and entered in a book (“Minute Book”) provided for the purpose of all their resolutions and proceedings and any such minutes of any meeting of the Trustees if purported to be signed by the chairman of such meeting or by the chairman of the next succeeding meeting shall be admissible as prima facie evidence of the matters stated in such minutes.
10.6	Valid and effectual receipts and discharges for any monies or other property payable, transferable or deliverable to the Trustees or any of them may be given by any one Trustee or by any person from time to time authorised in writing for the purpose by the Trustees.
10.7	Subject to clause 10.8 the Trustees may from time to time delegate any business to any one or more of their number.
10.8	Notwithstanding the foregoing where a decision relates to approving any alterations to the provisions of the Scheme or the delegation by the Trustees of any of their powers (including, for the avoidance of doubt, the operation of any bank account) the Trustees’ decision (whether passed at a Trustees meeting or by written resolution) must be unanimous.
10.9	A resolution in writing will be valid whether delivered by post, facsimile or electronic mail. In the case of a resolution by way of electronic mail, such resolution will be treated as if it were a resolution signed by the Trustees notwithstanding that no signature appears on the communication.
11	Dissenting Trustees to Act with Majority
Each of the powers and discretions hereby or by law vested in the Trustees will, subject as expressly provided herein, be an absolute discretion or power and, if at any time there are more than two Trustees, will (subject to clause 10.8) be exercisable by a simple majority in number of the Trustees for the time being, and any Trustee who dissents from any exercise of any such power will nevertheless, though without being responsible for loss, concur in executing or signing any deed or document and in doing any act necessary for giving effect to the exercise of such power or discretion by the majority of the Trustees.
12	Trustees to Comply with the Act
The Trustees shall at all times comply with the provisions of Part 5 of Schedule 11 to the Act.
13	Record Keeping
Subject to their obligations under paragraph 18 of Schedule 11 to the Act, the Trustees shall make arrangements with the Bank whereby the Bank and/or any other Participating Company will on behalf of the Trustees prepare and keep all necessary accounts (including the accounts of individual employees), records and other documents in connection with the trusts of the Scheme and generally ensure that all administrative work in connection therewith is carried out and the Bank hereby covenants with the Trustees that it and/or any other Participating Company will fully and accurately prepare and keep the accounts, records and documents and carry out the aforesaid work and shall make available to the Trustees all facilities and information necessary to ensure that full compliance is made with the provisions of the trusts of this Deed.
14	Residual Funds
14.1	Any monies at any time held during the Trust Period by the Trustees and not immediately required by them for the purpose of this Scheme may be applied as follows:
14.1.1	Placed on deposit (with or without interest) with any bank or other deposit taking institution in Ireland as the Trustees may determine;

14.1.2	to purchase and/or subscribe for Stock as soon as practicable under the terms of the Scheme;

14.1.3	to meet administration expenses of the Scheme, or

14.1.4	may be repaid to the Bank or any other Participating Companies in such proportions as the Trustees in their discretion determine.
14.2	Any Stock held any time during the Trust Period by the Trustees and not immediately required by them for the purpose of this Scheme may be applied as follows:

14.2.1	in appropriating Stock to Eligible Employees as soon as practicable under the terms of the Scheme, or

14.2.2	the Stock may be sold and applied as set out in rules 14.1.1, 14.1.3 or 14.1.4 above.
15	Taxation
The Trustees shall be liable for any liability to tax, properly incurred by the Trustees in the course of the operation of the Scheme.
16	Amendments
Subject to the prior written approval of the Revenue Commissioners under paragraph 5(2) of Part 2 of Schedule 11 to the Act the Bank and the Trustees may at any time by a deed supplemental hereto modify, alter, amend or extend all or any of the provisions of this Deed (including the schedule hereto) in accordance with Rule 13 provided that no such purported modification, alteration, amendment or extension shall be effective insofar as it alters the provisions of this Clause or extends the operation of the Scheme beyond the Trust Period described in Clause 17 hereof.
17	Trust Period
The Trust Period applicable to any dispositions made by or pursuant to this Deed will commence on the date hereof and ending on the earlier of
17.1	the expiration of 20 years after the death of the last survivor of the issue living on the date hereof of his late Britannic Majesty King George VI unless there has been legislation prior to the end of such period making it lawful for the trusts of the Scheme to continue or the Scheme has been registered under the Perpetual Funds (Registration) Act, 1933; or
17.2	the Release Date referable to the Appropriation Date, if any, co-incident with or immediately preceding the Bank goes into liquidation (otherwise than for the purposes of a reconstruction or amalgamation in such circumstances that substantially the whole of the undertaking, assets and liabilities of the Bank pass to a successor company); or
17.3	Such date as the Bank with the agreement of the Trustees may by deed declare to be the end of the Trust Period.

18	Termination of Scheme
18.1	The Bank may at any time serve notice on the Trustees of its intention to terminate the Scheme whereupon the Participating Companies shall be liable for no further contributions to the Scheme save those falling due under the Rules within three months after the date of the said notice and any other expenses incurred by the Trustees in the further administration and winding up of the Scheme.
18.2	Upon termination of the Scheme, any Scheme Stock registered in the names of the Trustees (or their nominee) to which any Member is absolutely entitled will be transferred to such Member provided this would not be in breach of chapter 1 of part 17 and schedule 11 to the Act.
18.3	Any Stock held by the Trustees which at the date of termination have not been appropriated to Eligible Employees will be sold by the Trustees. The proceeds of sale, and the other assets representing the trust property, after meeting such expenses of the Trust in relation to such sale and associated administration expenses, will be transferred to the Participating Companies in such proportions as the Trustees may decide.
19	Interpretation
Subject to clauses 4.5 and 22, and subject to any prior written approval of the Revenue Commissioners required under paragraph 5(2) of Part 2 of Schedule 11 to the Act, if any matter arises on or in connection with this Deed or its operation for which specific provision is not made herein or in any deed supplemental hereto or in the Rules such matter shall be resolved, dealt with or provided for in such manner as the Bank shall in its absolute discretion consider appropriate after taking into account the respective interests of any Participating Company and of the Members.
20	Additional Participating Companies
A Subsidiary of the Bank may by deed supplemental hereto be admitted to participate in the Scheme to the effect that such Subsidiary shall be bound by the provisions hereof and of the Rules as a Participating Company and its employees shall be eligible to become Members in accordance with the Rules.

21	Ceasing to be a Participating Company
21.1	A company will cease to be a Participating Company for the purposes of the Scheme as follows:
21.1.1	as from the date on which it ceases to be a Subsidiary; or

21.1.2	on such other date agreed by the Bank and the Trustees in which event the Participating Company (the “Withdrawing Company”) may by deed supplemental hereto, such deed having been approving in writing by the Revenue Commissioners, withdraw from the Scheme and its employees shall cease to be eligible to participate in the Scheme from that date forward in accordance with the Rules provided that any Units of Stock already allocated to such employees shall remain allocated to such employees. The Withdrawing Company shall no longer be liable for contributions to the Scheme save those falling due under the Rules within three months after the date of the said deed of withdrawal and any expenses reasonably incurred by the Trustees in the further administration or in the winding up of the Scheme in the period of five years after the date of withdrawal of the Withdrawing Company from the Scheme and which the Trustees determine in their absolute discretion ought reasonably to be allocated to the Withdrawing Company.
22	Governing Law
This Deed and the Rules shall be governed by and construed in accordance with the laws of Ireland. The Courts of Ireland are to have jurisdiction in relation to any claim or proceedings arising under or in relation to this Deed and the Rules or their interpretation and to settle any dispute arising out of or in connection with this Deed and the Rules.
IN WITNESS whereof the Bank and the Trustees have hereunto set their hands and seals the day and year first above written.
PRESENT when the common seal of
The Governor and Company of the Bank of Ireland was
hereunto affixed:

SIGNED SEALED and DELIVERED
by the said Giles Kerr
in the presence of:
SIGNED SEALED and DELIVERED
by the said John Clifford
in the presence of:
SIGNED SEALED and DELIVERED
by the said [ ]
in the presence of:

SCHEDULE
THE RULES OF
BANK OF IRELAND GROUP STAFF STOCK ISSUE — 2006 SCHEME
(the “RULES”)
1	Definitions
In this Scheme the words and expressions set out below shall have the meaning specified unless otherwise specifically provided and references to legislation refer to Acts of the Oireachtas and any references to a provision of an Act of the Oireachtas shall include any amendment, modification, re-enactment or extension of it for the time being in force.

“Accounting Period”	Any period in respect of which the Bank prepares an annual report and financial statements.

the “Act”	The Taxes Consolidation Act 1997 as amended from time to time.

“Announcement Date”	The date on which the Bank makes an announcement of its final results for the preceding Accounting Period.

“Appropriate Percentage”	The percentage of the Locked-in-Value of the Scheme Stock of a Member chargeable to income tax under Schedule E computed in accordance with the provisions of Section 511(3) of the Act.

“Appropriation Date”	The date(s) in each year determined by the Court (and agreed in advance with the Trustees) as the date(s) on which Stock is to be appropriated to Members in accordance with this Scheme.

“the Bank”	The Governor and Company of the Bank of Ireland whose head office is situated at Lower Baggot Street, Dublin 2.

“Basic Remuneration”	The basic salary or wage paid by a Participating Company to a Member in the relevant Scheme Year excluding bonuses, commission or other fluctuating emoluments.

“the Court”	The Court of Directors for the time being of the Bank or a duly authorised committee appointed by them for the purposes of administering the Scheme.

“Deed” and “Trust Deed”	The Trust Deed dated the [ ] day of [ ] 2006 between the Bank, the Participating Companies and the Trustees to which these Rules are scheduled and includes any modification, alteration, amendment or extension thereof from time to time.

“Electronic Communication”	A communication transmitted (whether from one person to another, from one device to another or from a person to a device or vice-versa):

(a) by means of a telecommunication system within the meaning of the Electronic Commerce Act, 2000 (as amended); or

(b) by other means but while in an electronic form.

“Eligible Employee”	Any person who on the applicable Announcement Date:

(a) is a Full-Time Executive Director, or employee of any Participating Company and;

(i) whose remuneration is wholly subject to Irish Income Tax under Schedule E, and

(ii) who has been in the continuous service of the Group (including service with any company which is a Subsidiary) for a period of not less than twelve months ending on the last day of the relevant Scheme Year,

or

(b) is any other employee of a Participating Company including a Full-Time Executive Director who has a contract of employment with such a Participating Company and has been nominated by the Court for participation in the Scheme, but excluding all individuals ineligible to participate in an approved profit sharing scheme by virtue of Part 4 of Schedule 11 to the Act;

For the purposes of this definition of Eligible Employee any absence from service by any individual due to injury, disability, maternity, parental or other statutory leave will not be deemed as an interruption to continuous service.

“Employees’ Share Scheme”	Any scheme within the meaning of Section 2 of the Companies (Amendment) Act, 1983 which has been adopted by the Bank including any scheme which is no longer in force but which had been in force within the preceding ten years.

“Full-Time Executive Director”	Any executive director who is contracted to work at least 24 hours per week (exclusive of meal breaks) for any one or more of the Participating Companies.

“General Court”	The Annual General Court or any Extraordinary General Court of the Stockholders of the Bank.

“the Group”	The Bank and all its Subsidiaries.

“Initial Market Value”	(a) Save as is mentioned in (b) or (c) below the Market Value of a Unit of Stock immediately before the Appropriation Date,

or

(b) The value calculated by reference to the market price of a Unit of Stock as derived from the Irish Stock Exchange Official List on a date not more than 30 days before the Appropriation Date,

or

(c) The value calculated by reference to the average market price paid for the Units of Stock purchased on the open market by the Trustees on a date or dates during the period of not more than 30 days before the Appropriation Date.

“Irish Stock Exchange”	The Irish Stock Exchange Limited or any successor body.

“Locked-in-Value”	The value as defined in Section 512(1) of the Act.

“London Stock Exchange”	The London Stock Exchange plc or any successor body.

“Market Value”	The value of a Unit of Stock as determined in accordance with Section 509(1) of the Act.

“Member”	Any Eligible Employee to whom Scheme Stock is to be or has been appropriated under the Scheme.

“Participating Company”	Each of the Bank, the Participating Companies and any other Subsidiary of the Bank which has been nominated by the Court and which has entered into a supplemental deed pursuant to Clause 20 of the Trust Deed to which for the time being the Scheme is expressed to extend pursuant to paragraph 3(2) of Part 2 of Schedule 11 to the Act; (together the “Participating Companies”).

“Profit Share”	The total amount of money paid by the Participating Companies to the Trustees in respect of any Scheme Year, as described in Rule 2.1.2.

“Release Date”	The date as defined in Section 511(2) of the Act.

“Retention Period”	The period of retention as defined in Section 511(1)(a) of the Act.

“Revenue Commissioners”	The Irish Revenue Commissioners or any successor body appointed in their place by the Government of Ireland.

the “Scheme”	The “Bank of Ireland Group Staff Stock Issue — 2006 Scheme” as governed by the Deed to which these Rules are scheduled and by these Rules.

“Scheme Stock”	Any Stock or other security in the Bank which has been appropriated under the Scheme and is for the time being held by the Trustees on behalf of a Member.

“Scheme Year”	Each year during the operation of the Scheme being the twelve months to the end of the relevant Accounting Period used for the purposes of calculating the benefits (if any) payable under the Scheme.

“Stock”	Fully paid Units of Stock in the capital of the Bank which comply with the provisions of Part 3 of Schedule 11 to the Act and, where the context so requires, shall refer to a single Unit of Stock.

“Subsidiary”	A subsidiary within the meaning of Section 155 of the Companies Act, 1963 and over which the Bank has control, control being construed in accordance with Section 432 of the Act.

“the Trustees”	The trustee or trustees for the time being of the Scheme.

“UK Listing Authority”	The Financial Services Authority in its capacity as UK Listing Authority.

“Unit of Stock”	A whole unit of Ordinary Stock, each unit having a nominal value of €0.64 in the capital of the Bank; and “Units of Stock” shall be construed accordingly.

“Year of Assessment”	Has the meaning given to it by Section 2(1) of the Act.
In these rules € or Euro shall refer to the single currency of participating member states of the European Union, the lawful currency for the time being of Ireland.
In these Rules words denoting the singular number only shall include the plural number also; words denoting the masculine gender shall include the feminine gender also; and references to a statute or statutory provision shall be construed as if it referred to that provision as amended or re-enacted, if applicable.
2	Acquisition of Stock
2.1	As soon as practicable following the end of a Scheme Year for which the Court intend to operate the Scheme:

2.1.1	Each Participating Company shall establish which employees and directors of such Participating Company shall be Eligible Employees in respect of the Scheme Year last ended and forthwith inform the Trustees accordingly. All Eligible Employees are entitled to participate in the Scheme in accordance with the Rules and shall be entitled to do so on similar terms as required by paragraph 4(1) of Part 2 of Schedule 11 to the Act.

2.1.2	The Profit Share entitlement of each Eligible Employee under the Scheme shall be calculated as such total amount, if any, as the Court shall allocate for that Scheme Year shared amongst the Eligible Employees in accordance with Rule 2.1.3 below.

And

If the Court so decide for the relevant Scheme Year, each such Eligible Employee may have the additional option to forego an amount from his Basic Remuneration towards the acquisition by the Trustees of Stock under the Scheme provided that the maximum amount applied in this regard shall not exceed the lower of:
2.1.2.1	7.5% of the Eligible Employee’s Basic Remuneration, or

2.1.2.2	An amount equivalent to the Profit Share entitlement which the Eligible Employee has elected to be paid to the Trustees to be applied by them in acquiring Stock under the Scheme.
2.1.3	The Participating Company shall give notice to each Eligible Employee of his entitlement to the Profit Share and invite him to elect by notice (“Notice of Election”) in writing to the Participating Company not later than 14 days after the date of the notice given by the Participating Company that his entitlement to the Profit Share be paid to the Trustees together with such further amount from Basic Remuneration as the Scheme Rules may permit so as to allow the Trustees to acquire Stock on his behalf under the terms of the Scheme

PROVIDED THAT in the case of any Eligible Employee the total of his entitlements in any Year of Assessment shall not exceed the amount for the time being specified as being the limit on individual appropriations for the purposes of paragraph 3(4) of Part 2 of Schedule 11 to the Act.

2.2	As soon as is practicable following the end of each Scheme Year, or at such other more frequent intervals as the Court may decide, the Participating Company shall pay to the Trustees such aggregate of the amounts due following the completion and return of the notice of election and contract of participation as are certified by the Trustees to be necessary to acquire the Stock to be appropriated in accordance with Rule 3 to Eligible Employees employed by the Participating Company.

2.3	The Trustees shall forthwith purchase on the open market and/or subscribe for the appropriate number of Units of Stock. If the Trustees are unable to acquire sufficient Stock to satisfy appropriations the Trustees shall reduce the appropriation pro-rata.

2.4	The individual Profit Share entitlement shall be calculated such that each Eligible Employee shall receive Units of Stock having a “Value” (being the product of the number of Units of Stock by the Initial Market Value) equal to such percentage of their Basic Remuneration as the Court shall determine,

OR

alternatively if the Court so decide, in accordance with one or more of the following methods:
2.4.1	Eligible Employees shall receive a number of Units of Stock for every complete year of service with one or more Participating Company and/or Subsidiaries; or

2.4.2	Eligible Employees shall receive a fixed number of Units of Stock or Stock with a Value equal to a fixed sum; or

2.4.3	Such other formula to be determined by the Court and approved in writing by the Revenue Commissioners.
3	Appropriation of Stock
3.1	Procedure on Appropriation
3.1.1	The Trustees shall as soon as is practicable appropriate the Stock acquired in accordance with Rule 2 to all Eligible Employees who have complied with the conditions in Rule 3.1.4.

3.1.2	As soon as is practicable after the Appropriation Date the Trustees shall notify each Member of the number of Units of Stock appropriated to him, the Initial Market Value thereof and the date upon which such appropriation took place.

3.1.3	Notwithstanding the rights of Members in respect of Scheme Stock allocated to them the Trustees shall have all Scheme Stock under the Scheme registered in their names or hold in a CREST or nominee account on their behalf.

3.1.4	Any Eligible Employee who makes the election referred to in Rule 2.1.3 shall contract with the Bank in accordance with the requirements of Section 511(4) of the Act and failure to comply with the Bank’s requirements in this regard shall preclude such employee from becoming a Member.

3.1.5	Where an Eligible Employee fails or refuses to comply with the requirements of Rule 3.1.4 he shall not be entitled to be appropriated Stock under the Scheme and Stock unused by virtue of this provision shall be held by the Trustees to be added to Stock for allocation in the next Scheme Year according to Rule 3.1.1.

3.1.6	The Participating Companies shall furnish such information, including names, addresses and Basic Remuneration of each Member, as the Trustees shall require.
3.2	If prior to the appropriation of any Stock under this rule 3 the Trustees:
3.2.1	Become entitled in respect of such Stock to any rights to be allotted or to subscribe for further Stock in the Bank (other than a capitalisation issue of Stock of the same class as the Stock then held by the Trustees pending an appropriation which will be retained by the Trustees and will form part of the Stock to be appropriated among Participants on such appropriation) the Trustees may either:
3.2.1.1	sell the same for the best consideration in money reasonably obtainable and retain the net proceeds of sale in accordance with clause 14 of the Deed;

3.2.1.2	sell enough of the rights to enable the subscription of the balance of such rights not so sold;

3.2.1.3	request the Bank and the other Participating Companies to take up the entire for cash, in which event the Bank will procure that the relevant amount is paid to the Trustees or to their order for such purpose, and they will take up the entire, but the Trustees will take no action which would prejudice approval of the Revenue Commissioners of the Scheme and any assets so acquired will be held in accordance with clause 14 of the Deed; or

3.2.1.4	decline to take up such rights.
3.2.2	receive any dividends, they will, after providing for any taxation payable on them, hold and retain the net amount of such dividends in accordance with clause 14 of the Deed.
3.3	In the event that the Trustees acquire Stock for appropriation on an Appropriation Date and some of those Units of Stock carry a right of any kind which is not carried by every other Unit of Stock appropriated, then such Stock as carry such right shall, so far as practicable, be appropriated pro rata according to the number of Units of Stock appropriated to each Member on the Appropriation Date.

3.4	On the allotment of any Stock to the Trustees pursuant to the Scheme, the Bank shall as soon as is practicable apply to the Irish Stock Exchange and the UK Listing Authority and the London Stock Exchange for any Stock allotted to be admitted to the Official List of the Irish Stock Exchange and the Official List of the UK Listing Authority and to be admitted to trading on the London Stock Exchange’s market for listed securities.
4	Scheme Limits
4.1	The Court shall determine in its absolute discretion the amount of funds to be made available to the Scheme in respect of any Scheme Year provided that in any Year of Assessment not more than 5% of the consolidated profits (before tax and extraordinary items) for the last Accounting Period immediately preceding the relevant Appropriation Date shall be made available for the purchase on the open market and/or subscription for Stock under this Scheme, the Inland Revenue Approved Stock Incentive Plan (UK) (hereinafter referred to as “the SIP”) and any similar scheme established by the Bank and any of its Subsidiaries. For this purpose profits shall be taken into account on the basis of the profits which are attributable to Participating Companies incorporated in Ireland plus those which are attributable to any overseas Subsidiaries whose employees participate in the Scheme, the SIP or in any similar schemes established by any Subsidiary which will be operated in the relevant Year of Assessment.

4.2	The maximum number of Units of Stock which may be allocated for subscription or purchase under the Scheme on the relevant Appropriation Date, when added to the number of Units of Stock issued or placed under option for subscription in the preceding ten years under any other Employees’ Share Scheme adopted by the Bank, shall not exceed 10% of the Units of Stock of the Bank in issue immediately prior to that day.

4.3	Not more than 1% of the Units of Stock of the Bank in issue at the commencement of any Year of Assessment may be subscribed for or purchased in that Year of Assessment under this Scheme, the SIP and under any other profit sharing scheme established by the Bank or any of its Subsidiaries.

4.4	In determining the above limits:
4.4.1	No account shall be taken of Stock which is not new issue Stock;

4.4.2	No account shall be taken of any Units of Stock where the right to acquire them under any share option scheme operated by the Bank or any of its Subsidiaries have lapsed, been renounced or otherwise become incapable of being exercised;

4.4.3	Any Stock issued on the exercise or vesting of rights shall be taken into account once only (when the rights are granted) and shall not fall out of account when the rights are exercised; and

4.4.4	Subject to rule 4.3 above, and to the extent permitted by the recognised institutional investor guidelines, any Stock issued or issuable under a broadly based Employees’ Share Scheme including the Bank’s Employee Stock Issue Scheme — 1997, the SIP, the Bank’s Sharesave Scheme, the Restricted Stock Plan — 2006 for US employees and this Scheme shall be disregarded for the purposes of calculating the amount of Stock which may be allocated for the subscription or purchase under the Scheme.
4.5	No Member shall be entitled to be appropriated Units of Stock in any Year of Assessment the Initial Market Value of which shall exceed the amount specified in paragraph 3(4) of Part 2 of Schedule 11 to the Act.

5	Retention and Disposal of Scheme Stock
5.1	Except as hereinafter provided the Trustees:
5.1.1	shall not dispose of any Scheme Stock during the Retention Period (whether by transfer to a Member or otherwise) except as mentioned in paragraphs (a) (b) or (c) of Section 511(6) of the Act;

5.1.2	shall not dispose of any Scheme Stock after the end of the Retention Period and before the Release Date except pursuant to a direction given by or on behalf of the Member or any person in whom the beneficial interest in his Scheme Stock is for the time being vested, and by a transaction which would not involve a breach of a Member’s obligations under paragraph (c) or (d) of Section 511(4) of the Act;

5.1.3	shall at all times deal with any right conferred in respect of any of Scheme Stock of a Member, securities and rights of any description only pursuant to a direction given by or on behalf of the Member or any person in whom the beneficial interest in his Scheme Stock is for the time being vested.
5.2	Except as hereinafter provided each Member:
5.2.1	shall permit his Scheme Stock to remain in the hands of the Trustees throughout the Retention Period and shall not assign, charge or otherwise dispose of his beneficial interest in his Scheme Stock during the Retention Period;

5.2.2	shall, if he directs the Trustees to transfer ownership of his Scheme Stock to him at any time prior to the Release Date, pay to the Trustees before the transfer takes place a sum equal to income tax at the standard rate on the Appropriate Percentage of the Locked-in-Value of the Scheme Stock at the time of the direction; and

5.2.3	shall not direct the Trustees to dispose of his Scheme Stock at any time before the Release Date in any other way except by sale for the best consideration in money that can reasonably be obtained at the time of the sale.

6	Transactions in Scheme Stock
The Trustees shall notify each Member concerned of the rights which are attributable under this rule to the Scheme Stock appropriated to him. Notwithstanding Rule 5 above, a Member:
6.1	may direct the Trustees to accept an offer for any of the Scheme Stock appropriated to him (hereinafter referred to as the “Original Stock”) if the acceptance or agreement will result in a New Holding (as defined in Section 584(1) of the Act) being equated with the Original Stock for the purpose of capital gains tax;

6.2	may direct the Trustees to agree to a transaction affecting the Scheme Stock appropriated to him or such of them as are of a particular class if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:
6.2.1	all the ordinary Stock in the capital of the Bank or as the case may be all the stock of the class in question, or

6.2.2	all the stock or stock of the class in question which is held by a class of stockholders identified otherwise than by reference to their participation in the Scheme ; and
6.3	may direct the Trustees to accept an offer of cash, with or without other assets, for the Scheme Stock appropriated to him if the offer forms part of a general offer which is made to holders of Stock of the same class as himself or the stock of the Bank and which is made in the first instance on a condition such that if it is satisfied the person making the offer will have control of the Bank within the meaning of Section 11 of the Act.
7	Capital Receipts
Subject to any such direction as is referred to in Section 513(3) of the Act, the Trustees shall pay or transfer to a Member any money or money’s worth received by them in respect of or by reference to any of the Scheme Stock appropriated to him (less in the case of a disposal any costs or expenses of disposal) other than money consisting of a sum referred to in Section 511(4)(c) of the Act or money’s worth consisting of a “New Holding” within the meaning of Rule 9.1 below.

8	Members’ Rights as Stockholders
8.1	All dividends received by the Trustees in respect of Scheme Stock shall be paid to Members following their receipt in accordance with the Members’ respective entitlements before the end of the Year of Assessment in which the dividends are paid.

8.2	In relation to any voting rights attaching to Scheme Stock appropriated to a Member the Trustees shall deal only in accordance with directions given to them at least 3 working days before such vote becomes exercisable by the Member or by any other person in whom the beneficial interest in the Scheme Stock is for the time being vested, and in the absence of such directions shall abstain from voting in respect of such Scheme Stock.

8.3	Prior to appropriation of any Stock, the Trustees will not exercise any voting rights attaching to them or (save as specifically provided in these rules) transfer or agree to transfer the Stock or any shares allotted in respect of that Stock.

8.4	The Trustees may, at their discretion, appoint a Member as their proxy to attend or vote at general courts of the Bank on their behalf in respect of any Scheme Stock. Any such proxy appointed shall vote only in accordance with the directions of the Trustees and will have no discretion as to how to vote. No Member may request that the Trustees appoint him as their proxy to attend or vote at general courts of the Bank.
9	Company Reconstructions, Amalgamations, Rights Issues, etc
9.1	Reconstructions
9.1.1	This Rule 9.1 applies where there occurs in relation to any of the Scheme Stock appropriated to a Member (in this Rule referred to as “the Original Holding”) a transaction (in this Rule referred to as a “Company Reconstruction”) which results in a New Holding as defined in Section 584(1) of the Act being equated with the Original Holding for the purpose of capital gains tax and in this Rule “New Holding” has the meaning aforesaid.

9.1.2	Where stock is issued in the circumstances described in Section 514(3)(a) of the Act that stock shall be treated for the purposes of this Rule as not forming part of the New Holding.

9.1.3	In this Rule:

9.1.3.1	“New Stock” means stock comprised in the New Holding which was issued in respect of, or otherwise represent, stock comprised in the Original Holding, and

9.1.3.2	“Corresponding Stock”, in relation to any New Stock, means that stock in respect of which the New Stock was issued or which the New Stock otherwise represents.
9.1.4	References in the Rules to the Scheme Stock appropriated to a Member shall be construed, after the time of the Company Reconstruction, as being or, as the case may be, as including, references to any New Stock, and for the purposes of the Rules:
9.1.4.1	a Company Reconstruction shall be treated as not involving a disposal of stock comprised in the Original Holding;

9.1.4.2	the date on which any New Stock is to be treated as having been appropriated to the Member shall be the Appropriation Date of the Corresponding Stock; and

9.1.4.3	the New Stock shall be held by the Trustees in accordance with the Scheme as if it had been so appropriated.
9.1.5	In the context of a New Holding, any reference in this Rule to stock includes securities and rights of any description which form part of the New Holding for the purposes of Section 584(1) of the Act.
9.2	Rights Issue
In the event of the Bank making an offer to holders of its ordinary Stock on a rights basis such offer shall be extended to the Trustees in respect of the total number of Scheme Stock appropriated to Members. The Trustees shall notify each Member concerned of the rights which are attributable to the Scheme Stock appropriated to him. A Member shall be at liberty to direct the Trustees to accept such offer in respect of all of the Scheme Stock appropriated to him, in which event he shall pay to the Trustees a sum of money before the expiry of the offer sufficient to enable the Trustees to purchase that number of Units of Stock in respect of which the direction was made. Alternatively, a Member may direct the Trustees to sell the whole of the rights attaching to the Scheme Stock appropriated to him, or, if the Trustees so permit, to sell part of such rights in order to enable the Trustees to use the proceeds of such sale to exercise other such rights of the Member. Any stock purchased by the Trustees under this Rule shall be treated as New Stock under Rule 9.1 in relation to any Member and any cash arising from the disposal of rights (except insofar as used to accept the offer) shall be accounted for to the Member entitled thereto (subject to deduction of any tax which the Trustees are obliged to deduct).
10	Rights of Employees
Participation in the Scheme by a Member is a matter entirely separate from any right or entitlement he may have and from his terms or conditions of employment and participation in the Scheme shall in no respects whatever affect in any way a Member’s rights or entitlements or terms or conditions of employment and in particular (but without limiting the generality of the foregoing words) any Member who leaves the employment of a Participating Company shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever. The Scheme does not confer on any person any legal or equitable rights (other than in relation to the Stock itself) against the Bank or any Subsidiary directly or indirectly or give rise to any cause of action at law or in equity against the Bank or any Subsidiary.
11	Duty to Account for Tax
11.1	When the Trustees receive from a Member, who has directed them to transfer to him the ownership of his Scheme Stock at any time before the Release Date the sum calculated in accordance with Rule 5.2.2 above, they shall account to the Revenue Commissioners for that sum and the Trustees shall comply in all other respects with their obligations under the Act.

11.2	The Trustees shall maintain records of all sums received from Members under rule 11.1 above.

11.3	The Trustees shall inform each Member in writing of any facts known to them which are relevant to determining the liability (if any) of the Member to income tax under Schedule E.
12	Administration and Notices
12.1	Subject to prior written approval of the Revenue Commissioners, if within a period not exceeding 2 months from the Appropriation Date, the Trustees need to make additional appropriations pursuant to Rule 3 because of administrative or other errors which resulted in Eligible Employees being excluded from the Scheme at that time, the relevant Participating Company shall make available to the Trustees such sum or sums as the Trustees need to acquire Stock for such Eligible Employees as aforementioned provided always that such Eligible Employees shall be treated within the terms of the Scheme as if they had received an appropriation of Scheme Stock on the Appropriation Date. Under no circumstance shall the Trustees hold any Stock for more than 18 months without appropriating them to a Member at the earliest opportunity.

12.2	Any notification or other notice in writing to be given to any Member in pursuance of the Scheme shall be sufficiently given if:
12.2.1	sent through the post in a prepaid cover addressed to the Member at his address last known to the sender including any address supplied by the Bank or other Participating Company as being his address and notice shall be deemed to have been given on the date of posting;

12.2.2	sent by means of Electronic Communication to such electronic address as may be specified by him from time to time for that purpose and if so sent shall be deemed to have been sent when it is first transmitted; or

12.2.3	delivered to him at his place of work, if he is employed by a Participating Company.
12.3	Any certificate, notification or other notice in writing required to be given to the Bank or any other Participating Company or the Trustees shall be properly given if sent through the post in a pre-paid envelope appropriately addressed or delivered:
12.3.1	to the Participating Company concerned or the first named Trustee at their respective registered or principal offices or in the case of a Trustee his last known address; or

12.3.2	via Electronic Communication to such email or electronic address as may from time to time be notified to the Eligible Employee or the parties to this deed but shall not in any event be deemed to be duly given unless it is acknowledged by the Bank, any other Participating Company or Trustee as the case may be and if so sent when it is first posted, delivered or transmitted.

13	Modification and Limitation of Scheme
13.1	The Court may, prior to the approval of the Scheme under the Act by the Revenue Commissioners, alter the Rules of the Scheme as may be necessary in order to obtain such approval.

13.2	Subject to Clause 16 of the Trust Deed, Rules 13.3 and 13.4 below and to the prior written approval of the Revenue Commissioners under paragraph 5(2) of Part 2 of Schedule 11 to the Act the Bank may from time to time modify, alter, extend or amend the Trust Deed and these Rules.

13.3	Where any alteration under Rule 13.2 is to the advantage of Members (present or future), it will not be effective unless either:
13.3.1	it is made with the prior sanction of a resolution of the Bank in General Court; or

13.3.2	it is made by the Court as an amendment which they consider necessary or desirable in order to benefit the administration of the Scheme or to comply with or take account of the provisions of any proposed amendment of existing legislation, or to obtain or maintain favourable tax treatment of any Stock or interests in Stock acquired or held under the Scheme or any rights to acquire such Stock or interests, provided any such amendment does not affect the basic structure of the Scheme.
13.4	No alteration which purports to enlarge the obligations or restrict the rights of any Member in respect of Stock already allocated to him under the Scheme shall be effective.
14	General
Neither the Bank nor the Trustees shall be required to perform any obligation hereunder to the extent that such action would be contrary to any enactment or regulation for the time being in force in Ireland.
15	Governing Law
The Scheme shall be governed by and construed in accordance with the laws of Ireland. The Courts of Ireland are to have jurisdiction in relation to any claim or proceedings arising under or in relation to the Scheme or its interpretation and to settle any dispute arising out of or in connection with the Scheme.